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Exhibit 99.1

CITIGROUP'S FIRST QUARTER INCOME RISES 29% TO A RECORD $5.27 BILLION

FIRST QUARTER EPS OF $1.01 INCREASES 28%

REVENUES INCREASE 16% TO $21.49 BILLION

        New York, NY, April 15, 2004—Citigroup Inc. (NYSE:C) today reported record net income for the three months ended March 31, 2004 of $5.27 billion, a 29% increase over the first quarter of 2003. Earnings per diluted share of $1.01 represented a 28% increase over the prior year period. Results included a $180 million after-tax gain, or approximately $0.03 per share, from the sale of a portion of the company's electronic funds services business.

        "Citigroup's record first quarter performance demonstrates our unique ability to capitalize on the continued strengthening of the global economy. We achieved double-digit income growth in each of our nine products as well as in every one of our regions," said Charles Prince, Chief Executive Officer of Citigroup. "Our results reflect a focus on increasing customer volumes while maintaining expense discipline and improving credit performance. Customer activity remained strong. Globally, managed card receivables increased 23% and retail bank deposits exceeded $250 billion globally. Client assets for Private Client Services reached nearly $1.1 trillion, rising 23%. Our Global Corporate and Investment Bank maintained the number one position in global debt and equity underwriting, and we were pleased with the increasing momentum of our global equities business. Our Investment Management businesses also experienced strong customer flows with assets under management increasing 15% to $530 billion, Private Bank client volumes up 17% to exceed $200 billion, and Life Insurance and Annuities business volumes up 26% to a record $73 billion. Citigroup International's income advanced 32%, with record income of $599 million in Asia and nearly $500 million in EMEA. In addition to our strong organic growth, we continue to make targeted acquisitions to build out our franchise, including the Washington Mutual consumer finance business and the announced tender offer for the shares of KorAm Bank, a leading bank in Korea," continued Prince. "As economies continue to strengthen around the world, we expect interest rates to increase. We have positioned the company to benefit as rates rise in the medium to long term.

        "Revenue growth of 16% was exceptionally strong in the first quarter, outpacing expense growth of 11% even as we made selective investments in our businesses to drive higher customer volumes. During the quarter, we implemented our risk capital allocation model, which will give us a more refined set of tools to make investment decisions across the businesses and geographies in which we operate. Also, underscoring the importance of giving consumers and small businesses the right skills to make financial decisions, we announced a $200 million investment over the next ten years in an initiative to improve financial education globally," said Prince.

        Highlights of the first quarter of 2004 included:

  •
  Revenue growth of 16%, as revenues reached a record $21.5 billion. Revenues increased in each of Citigroup's nine businesses.

  •
  Expense growth of 11% included spending undertaken to support customer initiatives in a number of businesses, as well as $270 million in expense increases related to higher options, pension and legal costs.

  •
  Citigroup continued to achieve exceptionally strong customer volume growth. North American retail banking benefited from $22 billion in mortgage origination volumes, keeping pace with 2003 levels, while investment product sales growth accelerated to 42%. International consumer results included 18% deposit growth, and 57% growth in investment product sales, with particular strength in Asia, where investment products balances reached nearly $22 billion. The international cards business added 2 million new accounts and experienced 26% managed receivables growth.

  •
  Citigroup was the number one global debt and equity underwriter for the tenth consecutive quarter and also ranked number one in global long term debt, as well as in European equities and debt.

  •
  Citigroup continued to expand in key emerging markets, announcing its intended acquisition of KorAm Bank, the sixth-largest commercial bank in Korea with over 200 branches across the country, serving 6 million retail banking customers and 3.3 million card accounts, as well as having significant market share among top tier local corporations and small businesses.

  •
  Credit quality has continued to improve. Commercial cash basis loans have been reduced by 31% from their peak levels in 2003, and commercial reserves now stand at 133% of cash basis loans. The continued improvement in corporate credit quality led to a $150 million loan loss reserve release in the quarter. Consumer loss rates globally were 3.47% on a managed basis during the quarter, and were unchanged from the fourth quarter, excluding the Sears and Home Depot portfolios. Notably, loss rates in the company's Japanese consumer finance business have begun to decline. The total allowance for loans, leases and commitments stood at $13.1 billion at quarter-end, equal to 2.7% of total loans.

  •
  The effective tax rate for the quarter was 31.0%, as compared to 31.7% in the first quarter of 2003. This quarter's rate includes a credit to the tax provision of $150 million as a result of the closing of certain audit cycles.

  •
  Return on common equity was 21.3% for the first quarter. Total equity and trust preferred securities totaled $108.2 billion at the end of the quarter. The company repurchased 10.5 million shares at a total cost of $524 million during the quarter, and has $2.2 billion authorized for future share repurchases. Citigroup's return on risk capital was 45% for the quarter.

GLOBAL CONSUMER

        Income of $2.57 billion for the first quarter, up 21%. Revenues up 18% for the quarter. Highlights included:

  •
  Cards income was $980 million, a 37% increase over the first quarter of 2003

  •
  In North America, cards income rose 35%, to $832 million. Revenues increased 43%, driven by 21% growth in managed receivables, including the addition of the Sears and Home Depot portfolios, as well as net interest margin expansion, reflecting the successful repositioning away from low-priced intro rates undertaken by the business in 2003. Expenses increased 35% reflecting the addition of the Sears and Home Depot portfolios as well as higher marketing spending.

  •
  The net credit loss rate of 6.99% in North America represented an increase of 95 basis points from the prior year period as a result of the addition of the Sears and Home Depot portfolios, which impacted both the bankcard NCL rate of 6.60% and the private label NCL rate was 8.70%.

  •
  International cards income of $148 million was a 49% increase over the prior year. Revenues increased 23% on the strength of 26% managed receivables growth, led by EMEA and Asia. The NCL rate improved 24 basis points from the prior year, to 3.85%.

  •
  Consumer Finance income of $567 million increased 13% from the prior year period.

  •
  Income for North America consumer finance advanced 31% to $444 million, and reflected the acquisition of the Washington Mutual consumer finance business, which added $3.8 billion in receivables. Revenues increased 12% driven by 12% growth in average loans and a stable net interest margin. Expense growth was held to 9%, and the net credit loss rate improved 27 basis points from the year ago period, to 2.79%.

  •
  International consumer finance income of $123 million declined 25% from the first quarter of 2003, although it was $23 million greater than the fourth quarter of 2003, led by improvements in the consumer finance business in Japan, which benefited from a decline in bankruptcy filings and lower operating expenses.

  •
  Retail Banking income increased 21% to $1.12 billion in the first quarter of 2004.

  •
  North America retail banking income growth of 14%, to $756 million was led by continued volume growth in deposits, investment product sales and strong mortgage origination volumes, partly offset by spread compression.

  •
  Expenses increased 8% reflecting higher volume related costs as well as investment in marketing and advertising to support retail banking activities.

  •
  International retail banking income advanced 36% to $366 million with particularly strong growth in Asia and EMEA. Asia results continue to be led by strong investment product sales, while growth in EMEA was driven by higher branch lending and investment product sales.

GLOBAL CORPORATE AND INVESTMENT BANK

Income of $1.71 billion for the first quarter, up 22%. Revenues up 8% for the quarter to a record $5.47 billion. Highlights included:

  •
  Capital Markets and Banking income was $1.48 billion, a 23% increase over the first quarter of 2003, a 34% increase as compared to the fourth quarter, and a record for the company.

  •
  Revenues increased 8% with substantially stronger performance in global equities, led by higher levels of customer activity and particular strength in the cash and derivatives businesses, as well as stable fixed income revenues. Equities markets revenues, including related commissions, rose 45% while equity underwriting increased 97%. Total investment banking revenue declined 5% from the first quarter of 2003 as the strength in equity underwriting was partly offset by a decline in debt underwriting revenues in the quarter. Equities markets revenues, including related commissions, rose 45%, while fixed income markets revenues rose 5% from the exceptionally strong first quarter of 2003.

  •
  Expenses were unchanged from the first quarter of 2003 reflecting lower incentive compensation accruals during the quarter. The ratio of compensation expense to net revenue was 37.6% for the first quarter.

  •
  The provision for credit costs declined by $133 million from the prior year, and included the release of $128 million in loan loss reserves as a result of improving credit quality in the corporate loan portfolio.

  •
  Transaction Services' income of $234 million represented a 23% increase over the first quarter of 2003.

  •
  Assets under custody rose 27% over the prior year, reaching $6.6 trillion, while liability balances held on behalf of customers increased 21% over the prior year period to $111 billion.

  •
  Revenues increased 4%, led by 20% growth in Global Securities Services revenue, which benefited from growth in assets under custody and the addition of Forum Financial, acquired late in 2003, which offset spread compression in the Cash and Trade businesses.

  •
  Expense growth of 5% reflected the impact of recent acquisitions and new business, while credit costs reflected a release of $22 million in loan loss reserves.

PRIVATE CLIENT SERVICES

        Income of $251 million for the first quarter, up 55%. Revenues up 30% for the quarter. Highlights included:

  •
  Income for Private Client Services rebounded on the strength of higher client transaction volumes and increased value in assets under fee-based management.

  •
  Assets under fee-based management reached $220 billion, rising 38% from the prior year period, while total client assets increased 23% to nearly $1.1 trillion. Assets in the company's bank deposit program increased to $43 billion at quarter-end. Net flows were $6 billion during the quarter.

  •
  Revenues rose 30%, led by a 34% increase in transactional revenues and 25% growth in fee-based revenues. Revenues per Financial Consultant were $577,000.

  •
  Expense growth of 23% reflected increased variable compensation expense driven by higher revenues as well as higher marketing and legal expenses. The business continued to generate an industry-leading pre-tax profit margin, at 24% for the first quarter.

GLOBAL INVESTMENT MANAGEMENT

        Income of $551 million for the first quarter, up 22%. Revenues up 19% for the quarter. Highlights included:

  •
  Life Insurance and Annuities income increased 18% to $287 million.

  •
  Globally, business volumes in all of Life Insurance and Annuities businesses reached record levels. In the U.S., retail annuities, institutional annuities, and individual life insurance account balances increased 23%, 10%, and 31%, respectively. Internationally, annuities account balances rose 220% and life products increased 150%.

  •
  Higher business volumes, improved investment income, and higher realized gains led to 13% income growth for Travelers Life and Annuity, which also included a $23 million tax benefit related to the dividends received deduction, as compared to a $39 million DRD benefit in the prior year period.

  •
  Income for International Insurance of $30 million was $13 million higher than the prior year. Citigroup's joint venture with Mitsui Sumitomo generated a record $1.4 billion in variable annuity deposits in the quarter.

  •
  The Private Bank's income for the quarter was a record $159 million, representing 27% growth.

  •
  Revenues increased 25%, driven by growth across all major products, particularly client trading led by successful new product launches. Client business volumes rose 17% to $202 billion.

  •
  Expense growth of 23% reflected higher compensation expense as well as additional marketing spending to support business growth.

  •
  Income for Asset Management, which includes Retirement Services, was $105 million, 27% higher than the first quarter of 2003.

  •
  Revenues rose 28%, driven by positive market action as well as cumulative net flows of $18 billion, which also drove a 15% increase in assets under management, to $530 billion.

  •
  Expenses, which rose 19%, reflected higher compensation and legal expense. The pre-tax margin for the quarter was 36%.

CITIGROUP INTERNATIONAL

First quarter, 2004 income for Citigroup's international operations was $1.61 billion, a 32% increase over the first quarter of 2003, with double-digit growth achieved in all regions. Results for the quarter, which are fully reflected in the product disclosures above, included:

  •
  Asia's income was a record $599 million, increasing 49%. The corporate and investment bank's performance was exceptionally strong, with 68% income growth resulting from higher contributions from fixed income, equities and regional sales and trading as well as transaction services. Consumer income rose 33%, with double digit growth across cards, retail banking and consumer finance.

  •
  Income for Europe, Middle East and Africa (EMEA) was $477 million, a 24% increase. The corporate and investment bank's income rose 10%, as 12% revenue growth, led by higher fixed income and equities performance, partly offset by an increase in expenses. Consumer income increased 37%, with 27% revenue growth driven by stronger loan volumes, despite higher credit costs.

  •
  Latin America's income of $274 million represented a 36% increase. Income for the corporate and investment bank rose 18%, driven by substantially improved credit performance across the region, including Argentina, which offset lower revenues attributable to lesser volatility in the region. Consumer income of $44 million reflected continued growth in cards, as well as a reduction in expenses.

  •
  Japan's income rose 14% to $265 million, with a substantial improvement in the corporate and investment bank's results, which more than doubled from the prior year period. Consumer income of $142 million represented a 19% decline from the first quarter of 2003, although it was $36 million greater than the fourth quarter, as credit losses in the company's consumer finance business in Japan are beginning to abate.

PROPRIETARY INVESTMENT ACTIVITIES AND CORPORATE/OTHER

Citigroup's Proprietary Investment Activities recorded income of $26 million for first quarter of 2004, reflecting modest realized gains in the private equity portfolio. Assets declined by $500 million from the prior year, reflecting the reduction of assets in the private equity portfolio. Corporate/Other income of $163 million included the after-tax gain of $180 million on the sale of a portion of the company's electronic funds services business as well as continued strong treasury results due to the low interest rate environment.

Citigroup (NYSE: C), the preeminent global financial services company has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at www.citigroup.com.

A financial summary follows. Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Financial Supplement. Both the earnings release and the Financial Supplement are available on Citigroup's web site (http://www.citigroup.com).

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citigroup's filings with the Securities and Exchange Commission.

Contacts:
Press:	Leah Johnson Shannon Bell	(212) 559-9446 (212) 793-6206
Investors:	Sheri Ptashek	(212) 559-2718
Fixed Income Investors:	John Randel	(212) 559-5091

CITIGROUP NET INCOME—
PRODUCT VIEW
(In millions of dollars, except per share data)

	First Quarter
			% Change
	2004	2003
Global Consumer
Cards	$980	$717	37
Consumer Finance	567	503	13
Retail Banking	1,122	930	21
Other	(94)	(28)	NM

Total Global Consumer	2,575	2,122	21

Global Corporate and Investment Bank
Capital Markets and Banking	1,477	1,203	23
Transaction Services	234	191	23
Other	(4)	7	NM

Total Global Corporate and Investment Bank	1,707	1,401	22

Private Client Services	251	162	55
Global Investment Management
Life Insurance and Annuities	287	244	18
Private Bank	159	125	27
Asset Management	105	83	27

Total Global Investment Management	551	452	22

Proprietary Investment Activities	26	38	(32)
Corporate / Other	163	(72)	NM

Net Income	$5,273	$4,103	29

Diluted Earnings Per Share	$1.01	$0.79	28

NM
Not meaningful

Reclassified to conform to the current period's presentation.

CITIGROUP NET INCOME—
REGIONAL VIEW
(In millions of dollars)

	First Quarter
			% Change
	2004	2003
North America (excluding Mexico)(1)
Consumer	$1,748	$1,473	19
Corporate	746	661	13
Private Client Services	251	162	55
Investment Management	386	356	8

Total North America (excluding Mexico)	3,131	2,652	18

Mexico
Consumer	190	118	61
Corporate	94	107	(12)
Investment Management	54	39	38

Total Mexico	338	264	28

Europe, Middle East and Africa (EMEA)
Consumer	204	149	37
Corporate	264	239	10
Investment Management	9	(3)	NM

Total EMEA	477	385	24

Japan
Consumer	142	176	(19)
Corporate	93	40	NM
Investment Management	30	17	76

Total Japan	265	233	14

Asia (excluding Japan)
Consumer	247	186	33
Corporate	308	183	68
Investment Management	44	32	38

Total Asia	599	401	49

Latin America
Consumer	44	20	NM
Corporate	202	171	18
Investment Management	28	11	NM

Total Latin America	274	202	36

Proprietary Investment Activities	26	38	(32)
Corporate / Other	163	(72)	NM

Net Income	$5,273	$4,103	29

(1)
Excludes Proprietary Investment Activities and Corporate / Other which are predominantly related to North America.

NM
Not meaningful

Reclassified to conform to the current period's presentation.

CITIGROUP SEGMENT REVENUE—
PRODUCT VIEW
(In Millions of Dollars)

	First Quarter
			% Change
	2004	2003
Global Consumer
Cards	$4,598	$3,306	39
Consumer Finance	2,688	2,560	5
Retail Banking	4,229	3,898	8
Other	(16)	21	NM

Total Global Consumer	11,499	9,785	18

Global Corporate and Investment Bank
Capital Markets and Banking	4,531	4,193	8
Transaction Services	939	904	4
Other	1	(11)	NM

Total Global Corporate and Investment Bank	5,471	5,086	8

Private Client Services	1,729	1,333	30
Global Investment Management
Life Insurance and Annuities	1,303	1,146	14
Private Bank	573	460	25
Asset Management	471	367	28

Total Global Investment Management	2,347	1,973	19

Proprietary Investment Activities	180	153	18
Corporate / Other	262	206	27

Total Revenues, Net of Interest Expense	$21,488	$18,536	16

NM
Not meaningful

Reclassified to conform to the current period's presentation.

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  Exhibit 99.1
CITIGROUP'S FIRST QUARTER INCOME RISES 29% TO A RECORD $5.27 BILLION FIRST QUARTER EPS OF $1.01 INCREASES 28% REVENUES INCREASE 16% TO $21.49 BILLION